NEWS RELEASE

FOR:          TRUMP HOTELS & CASINO RESORTS, INC. (NYSE: DJT)
CONTACT:      John P. Burke, Corporate Treasurer (212) 891-1500
FOR RELEASE:  August 18, 2003 - 4:30 PM


                       TRUMP HOTELS & CASINO RESORTS, INC.
        APPOINTS SCOTT C. BUTERA AS EXECUTIVE VICE PRESIDENT, DIRECTOR OF
                       CORPORATE AND STRATEGIC DEVELOPMENT

     NEW YORK, NY - Trump Hotels & Casino Resorts, Inc. ("THCR" or the "Company") (NYSE: DJT) announced today the appointment of Scott C. Butera as Executive Vice President, Director of Corporate and Strategic Development. In his new role, Mr. Butera will coordinate, together with the Company's Chairman, Chief Executive Officer and President, Donald J. Trump, and Mark A. Brown, the Company's Chief Operating Officer, all the strategic initiatives of the Company. For the past eleven years, Mr. Butera worked as an investment banker in the gaming, lodging and real estate industries, most recently serving as Executive Director with UBS Securities LLC, where he had primary responsibility for coverage of the gaming industry. Mr. Trump commented, "To date, the Company's primary focus has been on improving the operation of its facilities. Mark Brown and his management team have greatly increased the Company's cash flow. The Company must now move on and actively pursue opportunities to improve its capital structure."

     Mr. Brown commented, "We are happy to have Scott on our team to help us with the recapitalization of the Company. Scott's knowledge of the financial markets should be very beneficial to the Company."

     Mr. Butera commented, "It is exciting to be joining a company with such a bright future. Mr. Trump has assembled a portfolio of some of the finest gaming and entertainment assets in the country. I have tremendous respect for the job Mark Brown and his team have done in optimizing the Company's cash flows. Now is time to focus on the Company's strategic direction and capital structure."

     THCR, through its wholly-owned subsidiaries, owns and operates Trump Plaza Hotel and Casino, Trump Taj Mahal Casino Resort and Trump Marina Hotel Casino in Atlantic City, New Jersey, as well as Trump Indiana


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Riverboat Casino and Hotel at Buffington Harbor in Indiana. The Company, through a wholly-owned subsidiary, also manages Trump 29 Casino located near Palm Springs, California. Mr. Butera's appointment is subject to customary regulatory approval.

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